Exhibit 99.1

Science 37 to Become Publicly Listed via Merger with LifeSci

Acquisition II Corp., Powering the Clinical Trial Operating System of

the Future

•	Transaction values Science 37 at an enterprise value of approximately $1.05 billion at closing

•	Positions Science 37 with a balance sheet of up to $250 million to fund its decentralized trial technology platform, extend into new adjacencies, and power the next generation in clinical research

•	$80 million via LifeSci Acquisition II Corp., a special purpose acquisition company with no public warrants

•	$200 million via fully committed and upsized PIPE from leading institutional and strategic investors including Redmile Group; funds and accounts managed by BlackRock; Casdin Capital; dRx Capital (Novartis Pharma AG); LifeSci Venture Partners; Lux Capital; Mubadala Capital, the asset management arm of Mubadala Investment Company; Perceptive Advisors; PPD; Pura Vida Investments; RS Investments; RTW Investments, LP; Samsara BioCapital; Surveyor Capital (a Citadel Company)

•	Includes up to $125 million of additional performance-based equity consideration

•	All significant Science 37 shareholders will retain their equity holdings through Science 37’s transition into the publicly listed company

•	Company to establish Diversity in Clinical Research Foundation to make clinical trial research more accessible to underserved patient populations

LOS ANGELES and NEW YORK, May 7, 2021 – Science 37, Inc. (“Science 37”), developer of the Decentralized Clinical Trial Operating System™, and LifeSci Acquisition II Corp. (NASDAQ: LSAQ) (“LifeSci”), a blank check company targeting the biopharma, medical technology, digital health and healthcare services sectors, announced today that they have entered into a definitive business combination agreement. Upon closing of the proposed transaction, the combined company will operate as Science 37 and is expected to be listed on the NASDAQ under the ticker symbol “SNCE”. The proposed transaction values Science 37 at an initial enterprise value of approximately $1.05 billion and will provide the combined company with approximately $250 million of cash (assuming no redemptions from LifeSci’s trust account), to fuel continued growth.

“The clinical research industry is undergoing a dramatic transformation in which traditional development methods are being supplanted by technology fueled innovation,” said David Coman, Chief Executive Officer of Science 37. “Our clinical trial Operating System (OS) can enable significantly faster enrollment, retain patients at a meaningfully higher rate, and achieve higher enrollment among diverse patient populations. With this investment, we expect to advance our OS to further penetrate adjacent markets, and power the future of clinical research where we bridge between the traditional and decentralized approaches to enable a truly Agile Clinical Trial.”

Andrew McDonald, Ph.D., Chief Executive Officer of LifeSci Acquisition II Corp, said, “healthcare is increasingly transitioning to virtual and home-based environments, and we believe Science 37 is uniquely positioned as a pioneer in its approach to clinical trials. The company’s rapid growth is a testament to its truly disruptive technology and its immense market opportunity to change the way drugs are developed and go to market.”

Science 37 Overview

Founded in 2014, Science 37 provides customers with a platform to empower clinical research while optimizing the experience and outcomes for patients and researchers. Science 37 believes that the success and future of clinical research demands the ability to activate and provide any patient, regardless of premises; a network of traditional providers, telemedicine providers, mobile nurses, and remote coordinators; and a flexible operating system to navigate between on-site and off-site research and care.

Science 37 is differentiated in the market by the breadth of its technology and virtual capabilities, ranging from executing a virtual clinical trial, to supplementing a trial as a virtual site, to enabling clinical trials through technology.

Since its founding, the company has conducted more than 95 decentralized clinical trials and engaged more than 366,000 patients. Science 37 has demonstrated an ability to speed up patient enrollment, improve patient retention and reach a more representative population. The company’s customer base consists of pharmaceutical corporations, biotech companies, and academic and governmental institutions.

Summary of the Transaction

The transaction values Science 37 at a total enterprise value of approximately $1.05 billion and a fully distributed equity value of approximately $1.3 billion at signing, excluding any contingent consideration. The transaction also includes up to $125 million of additional contingent consideration to existing shareholders of Science 37 subject to the achievement of certain aftermarket stock price targets.

The transaction is expected to deliver approximately $280 million of gross proceeds, including the contribution of up to $80 million of cash held in LifeSci’s trust account (assuming no redemptions from the trust account) and $200 million from a fully committed private placement in public equity funding from a group of leading institutional and healthcare investors. Pro forma for the business combination and the PIPE, legacy shareholders of Science 37 and employees of the Company will own approximately 77% of the public company, excluding any contingent consideration and before giving effect to any conversion of LifeSci’s private warrants into shares of common stock in connection with the closing.

The transaction has been unanimously approved by each of LifeSci’s and Science 37’s Board of Directors. The proposed transaction is subject to the approval of LifeSci and Science 37 stockholders and the satisfaction or waiver of other customary conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and is expected to close in the third quarter of 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and an investor presentation, will be provided in a Current Report on Form 8-K to be filed today by LifeSci with the SEC, which will be available at www.sec.gov.

Advisors

Cowen and Perella Weinberg Partners LP are acting as financial advisors and Latham & Watkins LLP and DLA Piper LLP (US) are serving as legal advisors to Science 37. Cowen acted as sole placement agent to LifeSci Acquisition II Corp. in connection with the private placement. LifeSci Capital LLC acted as lead book-running manager to LifeSci Acquisition II Corp. in connection with its initial public offering in November 2020. Loeb & Loeb LLP is serving as legal advisor to LifeSci Acquisition II Corp.

Webcast Details

A webcast of the conference call and associated presentation materials is available on Deal Roadshow:

Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code: SCIENCE2021

Direct Link: https://dealroadshow.com/e/SCIENCE2021

About Science 37

Science 37, Inc. enables access to clinical research—making it easier for patients and providers to participate and accelerate the development of new and innovative treatments that seek to improve and extend patient lives. As one of the early developers of decentralized clinical trials, Science 37 created an Operating System (OS) for clinical research now and in the future. We enable workflow orchestration, evidence generation and data harmonization on a unified, platform—configurable to enable any studies and fused with our expansive networks of telemedicine investigators, mobile nurses, remote coordinators, patient communities and connected devices. For more information, visit https://www.science37.com.

About LifeSci Acquisition II Corp.

LifeSci Acquisition II Corp. (Nasdaq: LSAQ) is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities, pursuing targets that are focused on healthcare innovation in North America or Europe. For more information visit: https://lifesciacquisition.com/spac-2/.

Contacts

For Media:

Margie Kooman

margie.kooman@science37.com

Nina Gill

Science37@10fold.com

For Investors:

Caroline Paul

Gilmartin Group

investors@science37.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Science 37 and LifeSci, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the services offered by Science 37 and the markets in which it operates, and Science 37’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of LifeSci’s securities, (ii) the risk that the transaction may not be completed by LifeSci’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by LifeSci, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the agreement and plan of merger by the stockholders of LifeSci and Science 37, the satisfaction of the minimum trust account amount following redemptions by LifeSci’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger, (vi) the effect of the announcement or pendency of the transaction on Science 37’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans of Science 37 and potential difficulties in Science 37 employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings that may be instituted against Science 37 or against LifeSci related to the agreement and plan of merger or the proposed transaction, (ix) the ability to maintain the listing of LifeSci’s securities on the NASDAQ, (x) the price of LifeSci’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Science 37 plans to operate, variations in performance across competitors, changes in laws and regulations affecting Science 37’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the potential adverse effects of the ongoing global COVID-19 pandemic. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of LifeSci’s Registration Statement on Form S-1, the registration statement on Form S-4 and proxy statement/prospectus described below and other documents filed by LifeSci from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Science 37 and LifeSci assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Science 37 nor LifeSci gives any assurance that either Science 37 or LifeSci will achieve its expectations.

Additional Information and Where to Find It

This document relates to a proposed transaction between Science 37 and LifeSci. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. LifeSci intends to file a registration statement on Form S-4 that will include a proxy statement of LifeSci, a consent solicitation statement of Science 37 and a prospectus of LifeSci. The proxy statement/consent solicitation statement/prospectus will be sent to all LifeSci and Science 37 stockholders. LifeSci also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of LifeSci and Science 37 are urged to read the registration statement, the proxy statement/consent solicitation statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/consent solicitation statement/prospectus and all other relevant documents filed or that will be filed with the SEC by LifeSci through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by LifeSci may be obtained free of charge from LifeSci’s website at www.lifesciacquisition.com/spac-2/ or by written request to LifeSci at LifeSci Acquisition II Corp., 250 West 55th Street, Suite 34, New York, NY 10019.

Participants in Solicitation

LifeSci and Science 37 and their respective directors and officers may be deemed to be participants in the solicitation of proxies from LifeSci’s stockholders in connection with the proposed transaction. Information about LifeSci’s directors and executive officers and their ownership of LifeSci’s securities is set forth in LifeSci’s filings with the SEC, including LifeSci’s Registration Statement on Form S-1, which was filed with the SEC on October 14, 2020. To the extent that holdings of LifeSci’s securities have changed since the amounts printed in LifeSci’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.